PROSPECTUS and	PRICING SUPPLEMENT NO. 10
PROSPECTUS SUPPLEMENT, each	Dated March 5, 2015
Dated April 17, 2014, as supplemented	Registration Statement No. 333-195332
by Supplement No. 1 dated September 10, 2014	Filed Pursuant to Rule 424(b)(2)

U.S. $19,500,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES F

Due 9 Months or More from Date of Issue

$500,000,000 2.050% Fixed Rate Senior Notes Due March 10, 2020

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus, Prospectus Supplement and Supplement No. 1 and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ESW0 / US24422ESW02

Date of Issue:	March 10, 2015

Maturity Date:	March 10, 2020

Principal Amount:	$500,000,000

Price to Public:	99.783% plus accrued interest from March 10, 2015

Interest Payment Dates:	Semi-annually on March 10 and September 10, commencing on September 10, 2015 and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	2.050% per annum

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes
	Deutsche Bank Securities Inc.	$150,000,000
	HSBC Securities (USA) Inc.	150,000,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	150,000,000
	BBVA Securities Inc.	16,667,000
	BNP Paribas Securities Corp.	16,667,000
	Loop Capital Markets LLC	16,666,000
	Total	$500,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.433% plus accrued interest from March 10, 2015 if settlement occurs after that date.